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                                                                    EXHIBIT 23.5
                                                                    ------------


         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


          We hereby consent to the use of our opinion letter dated May 11, 1998 to the Board of Directors of St. Paul Bancorp, Inc. included as Appendix B to the Joint Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Beverly Bancorporation, a wholly owned subsidiary of St. Paul Bancorp, Inc. with and into Beverly Bancorporation and to the references to our firm and to such opinion in such Joint Proxy Statement under the captions "The Merger - Opinion of St. Paul's Financial Advisor", "The Merger-Background of the Merger" and "Opinions of Financial Advisors-Opinion of Merrill Lynch".

          In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated


May 11, 1998